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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The Spectranetics Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-46725, 33-52718, 33-88088, 33-85198, 33-99406, 333-08489, 333-50464 and
333-57015) on Form S-8 and (No. 333-06971) on Form S-3 of The Spectranetics Corporation of our report dated February 2, 2001, relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of The Spectranetics Corporation.



                                    KPMG LLP

Denver, Colorado
March 29, 2001